Exhibit 19.2

MILLROSE PROPERTIES, INC.

SUPPLEMENTAL POLICY

CONCERNING TRADING

IN COMPANY SECURITIES

BY CERTAIN DESIGNATED PERSONS

This policy supplements our general Insider Trading Policy. This policy applies to certain designated persons. If you are subject to this policy, we will notify you and provide you with a copy of this policy. After you have read this policy, please sign the Certification that is attached to this policy and return it to the Compliance Officer at the address indicated on the Certification. You will also be asked to recertify your compliance with this policy from time to time.

Persons subject to this supplemental policy

This supplemental policy applies to

•	each director of Millrose Properties, Inc. (the “Company”),

•

each officer of the Company who has been designated by our board of directors (the “Board”) as an “executive officer” for purposes of the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and

•	any additional persons that the Company may from time to time designate as being subject to this policy because of their position with the Company and access to material non-public information.

We will notify you if you are subject to this supplemental policy. We refer to persons subject to this supplemental policy as “Designated Persons.”

If you are a Designated Person, then this policy also applies to your family members who reside with you, anyone else who lives with you, any family members who do not live with you but whose transactions in Company securities are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any other entity whose transactions in Company securities are controlled by you. You are responsible for making sure that these other persons and entities comply with this policy.

Additional trading restrictions that apply to Designated Persons

If you are a Designated Person, you are subject to all of the requirements of our general Insider Trading Policy. In addition, you are subject to the following restrictions:

•

You may not trade in Company securities outside of a trading window. For purposes of this policy, a “trading window” will commence after the close of trading two full trading days following the Company’s widespread public release of quarterly or annual operating results and end on the day that is fifteen days prior to the end of a fiscal quarter.

•

Even during a trading window, you may not trade during a blackout period. You may not trade in Company securities during any special blackout periods that the Compliance Officer may designate with the prior written approval of the Chief Executive Officer (or the Chief Financial Officer if the Chief Executive Officer is unavailable). You may not disclose to any outside third party that a special blackout period has been designated.

•

You may not trade during a trading window without prior written approval. Even during a trading window, you may trade in Company securities only after obtaining the approval of the Compliance Officer. If you decide to engage in a transaction involving Company securities during a trading window, you must notify the Compliance Officer in writing of the amount and nature of the proposed trade(s) at least two business days prior to the proposed transaction, and certify in writing that you are not in possession of material non-public information concerning the Company by executing and returning the Pre-Trade Clearance Form attached as Exhibit A hereto to the Compliance Officer. You must not engage in the transaction unless and until the Compliance Officer provides his or her approval in writing. Unless revoked, an approval will normally remain valid until the close of trading two business days following the day on which it was granted. If the trade does not occur during such two-day period, pre-clearance of the trade must be re-requested. Any determination by the Compliance Officer to disapprove a proposed trade will require the concurrence of the Chief Executive Officer (or the Chief Financial Officer if the Chief Executive Officer is unavailable). The foregoing functions of the Compliance Officer will be undertaken by the Chief Executive Officer in the case of proposed trades by the Compliance Officer. Proposed trades by the Chief Executive Officer will require approval by any of (i) the Compliance Officer; (ii) the Chief Financial Officer or (iii) the Audit Committee of the Board. The existence of these approval procedures does not in any way obligate the Compliance Officer to approve any transaction.

•

Except as permitted by rules of the Securities and Exchange Commission (the “SEC”), you may not trade in Company equity securities during a pension plan blackout period. If you are an executive officer or director, you may not trade or transfer during any pension fund blackout period any equity securities (including derivative securities) of the Company that you acquired in connection with your service as an officer or director, except to the extent such trade or transfer is permitted by SEC rules. A pension plan blackout period is generally any period of more than three consecutive business days during which at least 50% of the participants or beneficiaries located in the U.S. under all individual account pension plans maintained by the Company are unable to buy, sell or otherwise acquire or transfer Company equity securities due to a temporary suspension of trading by us or a plan fiduciary, excluding certain regularly scheduled blackouts and blackouts imposed solely in connection with certain corporate transactions such as mergers. Any profits made by you in violation of this proscription are recoverable by us. We will notify plan participants, directors, officers and the SEC in advance of any pension plan blackout period.

•

You may not trade in puts or calls or engage in short sales with respect to Company securities. Trading in “puts” and “calls” (publicly traded options to sell or buy stock) and engaging in short sales (i.e., sales of securities that the seller does not own) are often perceived as involving insider trading and they may focus your attention on the Company’s short-term performance rather than its long-term objectives. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Therefore, transactions in puts, calls and other derivative securities with respect to Company securities on an exchange or in any other organized market are prohibited by this policy, as are short sales of Company securities.

•

You may not engage in certain hedging transactions with respect to Company securities. Certain forms of hedging transactions, such as zero-cost collars, equity swaps, prepaid variable forward contracts and exchange funds, are designed to hedge or offset a decrease in market value of a person’s stock holdings. The stockholder is then no longer exposed to the full risks of stock ownership and may no longer have the same objectives as the Company’s other stockholders. Therefore, such hedging transactions are prohibited under this policy.

•

You may not hold Company securities in a margin account, and you may not pledge Company securities as collateral for any other loan. Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of material non-public information about the Company. Also, a foreclosure sale of pledged (or hypothecated) securities under any other loan could also occur at a time when the borrower has non-public information about us. Therefore, you may not hold Company securities in a margin account or pledge Company securities as collateral for a loan. An exception to this prohibition may be granted in the case of a non-margin loan where you are able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities. A request for any such exception must be made to the Compliance Officer at least 10 days in advance of entering into the pledge agreement.

Exceptions to this Supplemental Policy

The trading restrictions in this supplemental policy (other than the trading restrictions set forth in the last three bullet points of the preceding section) do not apply to those transactions discussed in our general Insider Trading Policy under the heading “Exceptions to This Policy.”

In addition, specific exceptions to this supplemental policy may be made when the person requesting approval does not possess material non-public information, personal circumstances warrant the exception and the exception would not otherwise contravene the law or the purposes of this policy. Any request for an exception should be directed to the Compliance Officer. Any request for an exception by a director or executive officer shall also require the preapproval of the Audit Committee of the Board.

Information about the Compliance Officer

We have designated Rachel Presa as the Compliance Officer for this policy. Her telephone number is [***]. If you have any questions about this policy, you should contact the Compliance Officer.

CERTIFICATION

I hereby acknowledge receipt of the Millrose Properties, Inc. Supplemental Policy Concerning Trading in Company Securities by Certain Designated Persons and agree to abide by its terms and conditions.

SIGNATURE

PRINT NAME

DATE OF SIGNATURE

Return this Certification to Rachel Presa at [***].

Exhibit A

PRE-TRADE CLEARANCE FORM

Basic Information	Trade Information

Date:____________________________

Name: __________________________

Number of Shares Held Before Trade:

________________________________

Number of Options Held Before

Trade: ________

Date of Last Trade: ________________

Nature of Last Trade:_______________

Position with the Company: _________________

Section 16 Insider: ☐ Yes ☐ No

Acquisition, Sale or Other Transfer of Shares: ___________ Exercise of Options: __________ Number of Shares/Principal Amount: __________________ Nature of Trade: ____________

If this Trade (i.e., acquisition, disposition, sale or other transfer) will be effected indirectly (for example: (i) by or for my spouse or another family member; (ii) through an individual or entity who agreed with me to acquire or transfer the securities on my behalf; or (iii) by or for an entity of which I am a partner, director, officer, member, or 5% or greater stockholder), then, in addition to the above information, I have identified below the person through whom the Trade will be effected and my relationship with that person:

Name: ______________________

Relationship: _________________

I hereby submit the above information in compliance with the Millrose Properties, Inc. Supplemental Policy Concerning Trading in Company Securities by Certain Designated Persons to certify that (a) I do not possess any material non-public information regarding the Company and (b) I will report any executed Trade as promptly as practicable and in any event within one (1) trading day of execution to the Compliance Officer and understand and agree that, if applicable, a Form 4 will be prepared for my signature or the signature of my attorney-in-fact and filing with the Securities and Exchange Commission.

I certify that the above information is accurate and complete.

X
(Signature)

Name: __________ Date: __________

Please return this Pre-Trade Clearance Form to the Compliance Officer.

The Following Portion to Be Completed by the Compliance Officer:

Date of Receipt of the Pre-Trade Clearance Form: __________

I ☐ approve / ☐ disapprove the Trade proposed in this Pre-Trade Clearance Form.

X
(Signature)

Name: __________ Date: __________

The Following Portion to Be Completed by the Chief Executive Officer (or Chief Financial Officer) if the Compliance Officer Disapproved the Trade:

I concur with the disapproval of the Trade proposed in this Pre-Trade Clearance Form.

X
(Signature)

Name: __________ Date: __________